Exhibit 23.1

                 CONSENT OF INDEPENDENT ACCOUNTANTS


     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated July 20, 2000 relating to the financial statements and financial statement schedule of International Rectifier Corporation, which appears in International Rectifier Corporation's Annual Report on Form 10-K for the year ended June 30, 2000.





PricewaterhouseCoopers LLP

Los Angeles, California
September 28, 2001